Exhibit 32.0
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his capacity as an officer of Banc of California, Inc. (the Company) that this Annual Report of the Company on Form 10-K for the year ended December 31, 2016 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date: March 1, 2017	/s/ Hugh Boyle
Hugh Boyle
Interim Chief Executive Officer (Principal Executive Officer)

Date: March 1, 2017	/s/ J. Francisco A. Turner
J. Francisco A. Turner
Interim President/Chief Financial Officer (Principal Financial Officer)